                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts" and "Selected Historical Consolidated Financial Data" and to the use of our report dated January 29, 1999, in the Registration Statement (Form S-4) and related Prospectus of Argosy Gaming Company for the registration of $200,000,000 of 10-3/4% Senior Subordinated Notes due 2009.

We also consent to the incorporation by reference therein of our report dated January 29, 1999, with respect to the financial statement schedule of Argosy Gaming Company included in the Annual Report (Form 10-K) for the year ended December 31, 1998 filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP
Chicago, Illinois
July 19, 1999.